Exhibit 6.4

LOAN PARTICIPATION AGREEMENT

THIS LOAN PARTICIPATION AGREEMENT (this “Agreement”) is made as of this ___ day of ____________, 20_ _, by and between STEWARD LENDING LLC, a New York limited liability company having its principal place of business at 33 Irving Street, New York, New York 10003, Administrative, Documentation and Collateral Agent (together with its successors and/or assigns, hereinafter referred to as the “Administrative Agent”) and each of the Persons named in Exhibit A (each a “Participant” and collectively the “Participants”).

R E C I T A L S:

A.	Administrative Agent, in its capacity as the authorized agent of Participants, is the payee and holder of that certain Promissory Note dated as of ___________ _ _, 20_ _(the “Note”), the signatory and payor of which is ____________, a [State of Organization] [limited liability company, corporation or other type of entity] (“Borrower”) , which Note evidences a loan made by Participants to Borrower in the original principal amount of ________________________________________________Dollars ($_________________) (the “Loan”). A copy of the Note is attached hereto as Exhibit B; and

B.	The Note evidences the Loan, which is a first priority senior secured loan pursuant to certain loan documents and instruments, as described in Exhibit C, attached hereto and made a part hereof (collectively, the “Loan Documents”). The legal descriptions of the properties described in the Note are attached hereto as Exhibit D, and are herein collectively referred to as the “Mortgaged Property”; and

C.	At the closing of the Loan on ___________ _ _, 20_ _ (the “Closing Date”), the Loan Documents were executed and delivered by Administrative Agent on behalf of Participants (collectively referred to as the “Lender” in the Loan Documents) as their authorized agent, that portion of the Loan proceeds specified in the Loan Documents was delivered to Borrower and Administrative Agent received from Borrower a loan origination fee in the amount of $________________ for loan origination services rendered in connection with the Loan (the “Origination Fee”). The balance of the Loan proceeds provided by the Participants are being held in an escrow account pursuant to that certain Escrow Agreement dated as of __________ __, 20_ _, by and among Borrower, the Participants, Administrative Agent and the Escrow Agent(s) named therein, and will be released from escrow and paid to Borrower from time to time in accordance with the terms and conditions of the Loan Documents.

D.	The outstanding and unpaid principal balance of the Note, accrued interest and all other sums which may or shall become due under the Note and the Loan Documents, as the same may be modified, are hereinafter collectively referred to as the “Debt”; and

E.	Each Participant has funded a portion of the Loan in the dollar amount set forth beside its name in Exhibit A (the “Participation Payment”) in consideration for the participation of Participant as a co-lender with regard to the Note, the Debt, and the Loan Documents in the manner hereinafter set forth.

NOW, THEREFORE, in consideration of the Participation Payment by each Participant , in further consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all the parties hereto, Administrative Agent and Participants hereby act and agree as follows:

i. Definitions. As used in this Agreement, “Affiliate” means, with respect to any Person, any other Person who controls, is controlled by or is under common control with such Person. “Person” means any natural person or juridical entity. All other capitalized terms not otherwise defined herein have the meanings ascribed to them in the Loan Documents.

1.	Loan Documents. Administrative Agent hereby represents to each Participant as follows:

(a) Administrative Agent has provided to Participant true, correct, fully executed and complete copies of each of the Loan Documents;

(b) the Loan Documents have not been modified, amended or terminated;

(c) the outstanding principal balance of the Loan is $_______________; and

(d) Administrative Agent covenants and agrees that it shall not modify or amend the Note or any of the Loan Documents in any material respect without the prior written consent of a majority of the Participant Shares.

2.	Pari Passu Loan. From and after the date of this Agreement (except with regard to the Origination Fee), all rights and obligations of the Lender with respect to the Loan Documents shall be allocated on a pari passu basis among the Participants based on each Participant’s “Participant Share,” which is defined as such Participant’s Participation Payment divided by the original principal amount of the Loan, expressed as a percentage (%):

3.	Payments to Participants. Administrative Agent shall pay to each Participant within three business days after the date of this Agreement the Participant Share of the interest on the Loan for the month in which the Closing occurred, calculated from the Closing Date through the last day of that month.

4.	Allocations. From and after the date of this Agreement, all payments received by Administrative Agent under the Note, the Loan Documents, and with regard to the Debt, [including without limitation the Extension Fee, if applicable]; shall be allocated ratably on a pari passu basis among the Participants in accordance with their respective Participant Shares. Administrative Agent shall take commercially reasonable efforts to ensure that each Participant’s Participant Share of any income or payments related to the Loan shall be paid by Borrower when due directly to that Participant.

~~(a)~~	and

~~(b)~~

~~(c)~~

5.	Possession of Loan Documents; Certain Powers of Administrative Agent. Administrative Agent shall continue to hold the original Note and original Loan Documents, and shall retain full authority to act as the sole contact on behalf of the Participants (i) with the Borrower with regard to the Note and the Debt and in the administration of the Loan and (ii) with Steward Servicing LLC with regard to the servicing of the Loan. In particular but not by way of limitation, Administrative Agent shall have the right without the prior consent of the Participants to review and approve (a) Borrower’s petitions for zoning or rezoning of the Mortgaged Property, (b) the form and content of the Deed of Trust (including the release of the Deed of Trust) (and copies of the final documents generated in connection with any such actions by the Administrative Agent shall be delivered to each Participant by Administrative Agent upon final approval and execution), and (c) all submittals made by Borrower with regard to the items required by the Loan Documents.

6.	Standard of Care. The Administrative Agent shall not be liable to the Participants for any error in judgment or for any action taken or not taken by the Administrative Agent or its agents, except for its gross negligence or willful misconduct. Subject to the preceding sentence, the Administrative Agent will exercise the same care in administering the Loan and the Loan Documents as it exercises for similar loans which it holds for its own account and risk, and the Administrative Agent shall not have any further responsibility to the Participants. Without limiting the generality of the foregoing, the Administrative Agent may rely on the advice of counsel concerning legal matters and on any written document it believes to be genuine and correct and to have been signed or sent by the proper Person or Persons.

7.	No Trust Relationship. Neither the execution of this Agreement, nor the holding of the Loan Documents in its name by the Administrative Agent, nor the management and administration of the Loan and Loan Documents by the Administrative Agent (including the obligation to hold certain payments and proceeds for the Participants in a designated escrow account, payment account or other account), nor any other right, duty or obligation of the Administrative Agent under or pursuant to this Agreement, is intended to be or create, and none of the foregoing shall be construed to be or create, any express, implied or constructive trust relationship between the Administrative Agent and any Participant. Each Participant hereby agrees and stipulates that the Administrative Agent is not acting as trustee for such Participant with respect to the Loan, this Agreement, or any aspect of either, or in any other respect.

8.	Costs and Expenses. The parties hereto acknowledge and agree that under the Loan Documents, Borrower must pay all out-of-pocket expenses incurred by Administrative Agent, in its capacity as such, and by the Participants in connection with the Loan, regardless of whether or not any Loan advances are made. Without limiting the generality of foregoing, the parties hereto acknowledge and agree that, with the exception of the fee payable under the Servicing Agreement, Borrower is responsible for all fees and expenses incurred in the procuring, making and enforcement (including upon default) of the Loan, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s and the Participants’ attorneys, charges for appraisals, fees and expenses relating to examination of title, title insurance premiums, surveys, and mortgage recording, documentary, transfer or other similar taxes and revenue stamps, and loan extension fees, if any. The parties further acknowledge and agree that Borrower is obligated under the Loan Documents to pay the reasonable fee of an inspector acting on behalf of any Participant organized as a trust for inspecting any trust accounts and documents relating to the Loan that are in the possession or control of Borrower. In the event that Borrower does not timely pay all of its Loan-related expenses, the principal amount of the Loan shall be increased to the extent of such expenses, and the expenses shall not be passed to the Participants or otherwise used to offset any inspector fees incurred by any Participant in the form of a trust.

9.	Books and Records. The Administrative Agent shall maintain such books of account and records relating to the Loan as it maintains with respect to other loans of similar type and amount, and which shall clearly and accurately reflect the Participant Share of each Participant. Participants, or their agents, may inspect such books of account and records upon reasonable notice during the Administrative Agent’s regular business hours.

10.	Servicing Fee. The Administrative Agent and Steward Servicing LLC (the “Servicer”) have entered into that certain Servicing Agreement dated as of _________ __, 20_ _, pursuant to which the Administrative Agent has engaged the Servicer to perform the servicing functions with respect to the Loan as more fully described therein. Each Participant shall be responsible for its Participant Share of the servicing fee to which Servicer is entitled under the Servicing Agreement. The servicing fee is equal to one percent (1.0%) per annum on the principal balance of the Loan, payable monthly. Such fee shall be netted out of the remittances of principal and interest by Servicer to Administrative Agent in accordance with the Servicing Agreement. With the exception of the servicing fee, Participants shall not be responsible for any fees provided for in the Loan Documents, the Loan Origination Agreement, the Servicing Agreement or any other agreement based upon or arising in connection with the Loan.

11.	Default.

(a) Upon the occurrence of any event of default under the Loan, Administrative Agent and the Participants shall promptly consult among themselves as to a mutually agreed upon course of action to pursue in order to collect the amounts then owed under the Loan. If Administrative Agent and a majority of the Participant Shares cannot mutually agree upon what course of action to take, or if Administrative Agent should fail for any reason to timely take such mutually agreed upon action or actions (“Enforcement Actions”) to the satisfaction of a majority of the Participant Shares, the parties hereto unconditionally agree that a majority of Participant Shares may then elect, upon written notice to all parties, to compel Administrative Agent, for itself and on their behalf, to accelerate payment under the Loan and/or under any note or notes evidencing the Loan, and to institute such legal proceedings as are in their opinion necessary and appropriate to collect the Debt then due under the Loan, to enforce the security therefor, and to protect and preserve the respective rights and interests of the Participants. To that end, the Participants will be parties to any such proceeding and each Participant will timely advance the fees, costs and expenses of such proceedings ratably in accordance with its Participant Share. If Participants are unable to recover from Borrower the entire amount of fees, costs and expenses of all Enforcement Actions, then each Participant shall be responsible for such portion as is not recovered from Borrower, ratably in accordance with its Participant Share.

(b) In the event that a majority of Participants elect to accelerate payment of the Loan and to institute legal proceedings as provided in Section 11(a) above, or upon Administrative Agent’s failure, insolvency and/or ceasing to do business: (i) Administrative Agent unconditionally agrees to immediately forward the originals of the Loan Documents (including, without limitation, the original of the Note evidencing the Loan and all security agreements and instruments therefor) to the Participants, together with such other documents, files and records as may be necessary, in the opinion of the Participants and their counsel, to permit the Participants to institute appropriate collection and/or foreclosure proceedings under the Loan and/or against the collateral securing the Loan; (ii) Administrative Agent shall further turn over any secured collateral in its possession to the Participants for their mutual benefit; (iii) Administrative Agent additionally agrees to join in any demand letter or other communications forwarded by the Participants to Borrower and/or to any co-makers, guarantors or endorsers under the Loan; and (iv) Administrative Agent further agrees to execute such additional documents in favor of the Participants as may be deemed to be necessary and proper by the Participants and their counsel to permit the Participants to foreclose against collateral securing the Loan under applicable state law procedures.

(c) Notwithstanding anything to the contrary stated in any other term or provision of this Agreement, each Participant shall have the right at its sole discretion to decline to join in the other Participants’ Enforcement Actions, in which event the declining Participant shall not share in any of the monetary proceeds or any other things of value awarded to those Participants who joined in the Enforcement Actions. Nor shall the declining Participant be liable for the advancing or payment of any fees, costs or expenses of such Enforcement Actions.

12.	The Administrative Agent’s Resignation or Removal. The Administrative Agent may resign at any time by giving at least sixty (60) days’ prior written notice of its intention to do so to each of the Participants and Borrower. After the receipt of such notice, a majority of the Participant Shares shall appoint a successor agent. If (a) no successor agent shall have been so appointed, or (b) if such successor agent has not accepted such appointment, in either case within forty-five (45) days after the retiring Administrative Agent’s giving of such notice of resignation, then the retiring Administrative Agent may, after consulting with, but without requiring the approval of, the Participants, appoint a successor agent. Any Administrative Agent may be removed upon the written demand of four-fifths of the Participant Shares, which demand shall also appoint a successor agent. Upon the appointment of a successor agent hereunder, (x) the term “Administrative Agent” shall for all purposes of this Agreement thereafter mean such successor agent, and (y) the successor agent shall notify Borrower of its identity and of its contact information set forth in Exhibit E hereto. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, or the removal hereunder of any Administrative Agent, the provisions of this Agreement shall continue to inure to the benefit of such Administrative Agent as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

13.	Certain Representations and Warranties of Administrative Agent and Participants. Administrative Agent and each of the Participants represent and warrant to one another as follows: (a) the execution and delivery of, and performance of its obligations under, this Agreement are within its power and have been duly authorized by all necessary corporate and other action by it; (b) this Agreement is in compliance with all applicable laws, rules and regulations and does not conflict with nor constitute a breach of its charter or by-laws nor any agreements by which it is bound, and does not violate any judgment, decree or governmental or administrative order, rule or regulation applicable to it; (c) no approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by it in connection with the execution and delivery of, and performance of its obligations under, this Agreement; and (d) this Agreement has been duly executed by it, and constitutes the legal, valid, and binding obligation of such party, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally and general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each Participant that is a state or national bank represents and warrants that the act of entering into and performing its obligations under this Agreement has been approved by its board of directors or its loan committee and such action was duly noted in the written minutes of the meeting of such board or committee, and that it will, if requested to do so by the Administrative Agent, furnish the Administrative Agent with a certified copy of such minutes or an excerpt therefrom reflecting such approval.

14.	Participants’ Independent Credit Analysis. Each Participant acknowledges receipt of true and correct copies of all Loan Documents from the Administrative Agent. Each Participant agrees and represents that it has relied upon its independent review of (a) the Loan Documents, and (b) any information independently acquired by such Participant from Borrower or otherwise in making its decision to acquire an interest in the Loan(s) independently and without reliance on the Administrative Agent. Each Participant represents and warrants that it has obtained such information as it deems necessary (including any information such Participant independently obtained from Borrower or others) prior to making its decision to acquire an interest in the Loan. Each Participant further agrees and represents that it has made its own independent analysis and appraisal of and investigation into the Borrower’s authority, business, operations, financial and other condition, creditworthiness, and ability to perform its obligations under the Loan Documents and has relied on such review in making its decision to acquire an interest in the Loan. Each Participant agrees that it will continue to rely solely upon its independent review of the facts and circumstances related to Borrower, and without reliance upon the Administrative Agent, in making future decisions with respect to all matters under or in connection with the Loan Documents and the Loan. The Administrative Agent assumes no responsibility for the financial condition of Borrower or for the performance of Borrower’s obligations under the Loan Documents. Except as otherwise expressly provided herein, no Participant shall have any duty or responsibility to furnish to any other Participant any credit or other information concerning Borrower which may come into its possession.

15.	Purchase for Own Account; Restrictions on Transfer; Participations. Each Participant represents that it has acquired and is retaining its interest in the Loan for its own account in the ordinary course of its banking or other commercial lending business, or as part of such Participant’s individual investment portfolio, and not with a view to the sale or distribution thereof. Each Participant agrees that it will not sell, assign, pledge, convey, transfer or otherwise dispose of (“Transfer”) to any Person, or create or permit to exist any lien or security interest on, all or any part of its Participant Share in the Loan without the prior written consent of the Administrative Agent and Borrower; provided that (a) only the entire Participant Share may be transferred and not a part or parts thereof, (b) no consent shall be required from Borrower during any period when an event of default under the Loan Documents shall have occurred and be continuing; (c) the transferee must execute this Agreement and assume all of the transferor’s obligations hereunder and execute such documents as the Administrative Agent may reasonably require; and (e) if requested by the Borrower or Administrative Agent, the transferor must deliver a legal opinion, acceptable in form and substance to the Borrower, Administrative Agent and their respective counsel, that (i) the Transfer will not violate any applicable federal or state securities or other law, rule or regulation, and (ii) no registration or filing with, or approval of, any federal or state governmental authority is required in connection with the transfer. Upon receipt of this Agreement duly executed by the transferee, the assignee of such Transfer shall thereafter be treated as the Participant with respect to the Participant Share subject to the Transfer and shall receive all future payment distributions to which a Loan Participant is entitled, and the assignor and assignee shall make all adjustments and payments between themselves appropriate with respect to such future payment distributions.

16.	Legend on Certificates Representing Participation Shares. Any certificate representing a Participant Share which, in the opinion of Borrower, Administrative Agent, and their respective counsel, is required to do so by applicable law shall bear the following legend: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR PURSUANT TO THE SECURITIES OR “BLUE SKY” LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE ISSUER (WHICH, IN THE DISCRETION OF THE ISSUER, MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER) THAT SUCH OFFER, SALE, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE LAWS.”

17.	Limitation of Liability. NEITHER BORROWER NOR ANY AFFILIATE OF BORROWER MAY MAKE ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY PARTICIPANT, OR THE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS THEREOF FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER BASED IN CONTRACT, TORT, OR OTHERWISE) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE (AND AGREES NOT TO CONSENT TO ANY SUCH SUIT BY AN AFFILIATE) UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST. IN ADDITION, BORROWER ACKNOWLEDGES AND AGREES THAT NEITHER THE ADMINISTRATIVE AGENT NOR ANY PARTICIPANT HAS ANY DUTY TO REVIEW OR ADVISE BORROWER WITH RESPECT TO ANY PHASE OF ITS BUSINESS OPERATIONS OR CONDITION, THE RELATIONSHIP BEING SOLELY THAT OF DEBTOR AND CREDITORS AND THEIR BEING NO TRUST RELATIONSHIP OR RELIANCE.

18.	Participants’ Indemnification of the Administrative Agent. Each of the Participants agrees to indemnify the Administrative Agent, including any successor agent, and their respective directors, officers, employees, agents, professional advisers and representatives (“Indemnified Agency Parties”), to the extent not reimbursed by Borrower, and without in any way limiting the obligation of Borrower to do so, ratably (based on their respective Participant Shares), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loan and/or the expiration or termination of this Agreement) be imposed on, incurred by or asserted against the Administrative Agent (or any of the Indemnified Agency Parties while acting for the Administrative Agent or for any successor agent) in any way relating to or arising out of this Agreement or the Loan Documents, or the performance of the duties of the Administrative Agent hereunder or thereunder or any action taken or omitted while acting in the capacity of the Administrative Agent under or in connection with any of the foregoing; provided that the Participants shall not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Indemnified Agency Party to the extent that any of the forgoing result from the gross negligence or willful misconduct of that Indemnified Agency Party as determined by the final non-appealable judgment of a court of competent jurisdiction. The agreements and obligations in this Section shall survive the payment of the Loan and the expiration or termination of this Agreement.

19.	Modification. This Agreement may not be modified, amended, changed or terminated orally, but only by an agreement in writing signed by Administrative Agent and all Participants.

20.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of Administrative Agent, Participants and their respective successors and assigns.

21.	Counterparts. This Agreement may be executed in any number of duplicate originals and each such duplicate original shall be deemed to constitute but one and the same instrument.

22.	Severability. If any term, covenant or condition of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

23.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State in which the Mortgaged Property is located.

24.	Notice. Any notice required to be given by this Agreement shall be in writing and shall be sent by email (if the sender’s email system provides confirmation of receipt), or by a reputable nationwide or international overnight courier service, to the recipient’s address indicated on Exhibit F hereto.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, Administrative Agent and Participants have executed this Agreement, as of the day and year first above written.

ADMINISTRATIVE AGENT:

STEWARD LENDING LLC

By:
Daniel S. Miller
Managing Member

PARTICIPANTS:

[NAME OF ENTITY]

By:	/s/
[Printed Name and Title]

[NAME OF ENTITY]

By:	/s/
[Printed Name and Title]

[NAME OF ENTITY]

By:	/s/
[Printed Name and Title]

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